EXHIBIT 3.4a

                          AMENDMENT NO. 1
                                TO
                    AMENDED AND RESTATED BYLAWS
                                OF
                    MAXICARE HEALTH PLANS, INC.


       The Amended and Restated Bylaws of Maxicare Health Plans, Inc. (the "Corporation") dated January 28, 1994 are hereby amended as follows:

       1.       Article  III,  Section  2.    NUMBER  OF DIRECTORS.
Article III, Section 2 shall be amended to delete the remainder of the second sentence after "directors" on the fourth line and insert in lieu thereof:

                "or by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon."


       2.       Article IX, Section  1.  AMENDMENT BY STOCKHOLDERS.
Article IX, Section 1 shall be amended to delete commencing on the fifth line thereof:

                "Section 3 of Article II and Sections 1 and
                2 of Article IX"

and insert in lieu thereof:

                "Sections 3 and 14 of Article II, Section 2 of
                Article III and Sections 1 and 2 of Article IX"

       3. The aforementioned amendments to the Bylaws set forth in Items 1 and 2 above shall terminate and no longer be of any force or effect unless they have been approved by a majority of the outstanding shares of the Corporation entitled to vote thereon on or before the adjournment of the Corporation's 1999 Annual Meeting of Stockholders. In the event the aforementioned amendments have not been approved by the stockholders and therefore terminate; the affected Bylaws shall revert back to those existing on the date hereof before such amendments, unless they have been expressly otherwise amended subsequent to the date hereof.

       4. Except as expressly set forth herein the Bylaws of the Corporation as Amended and Restated through January 28, 1994 shall remain in full force and effect.


       Dated March 28, 1998